EXHIBIT 2.7

                         UNITED STATES BANKRUPTCY COURT
                    FOR THE MIDDLE DISTRICT OF NORTH CAROLINA
                               GREENSBORO DIVISION


IN RE:                              )
                                    )
PLUMA, INC.,                        )       CASE NUMBER B-99-11104C-11G
                                    )
                           DEBTOR.  )
------------------------------------)


            ORDER CONFIRMING DEBTOR'S PLAN OF LIQUIDATION AS MODIFIED

         This matter came on for hearing, upon proper notice, on November 9, 1999 on confirmation of the Debtor's Plan of Liquidation as modified on October 5, 1999 and on November 9, 1999 (hereinafter collectively, the "Modified Plan of Liquidation"). A copy of the October 5, 1999 Modified Plan of Liquidation and the Second Modification to Plan are attached hereto and incorporated herein by reference. Objections to confirmation which had been filed by Rockingham County and Frank L. Robinson Company were withdrawn during the hearing. The Court, having considered the Modified Plan of Liquidation, the amended summary of voting thereon filed on November 9, 1999, the presentations from all interested parties, and the testimony of the Debtor's chief executive officer presented during the initial hearing on the Debtor's disclosure statement conducted on September 30, 1999, finds that the modifications to the Debtor's plan of liquidation do not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted the modification in writing, and the Court concludes that the


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requirements for confirmation set forth in 11 U.S.C. ss.1129(a) have been satisfied. Therefore, based on the foregoing and for other good and sufficient cause shown; it is
         ORDERED that the Debtor's Modified Plan of Liquidation is confirmed; and it further
         ORDERED that the entry of this confirmation order shall not prejudice, impair or adversely effect the determination and payment of any administrative claim, unsecured claim or secured claim (including, but not limited to any right of setoff under ss.553) of either Frank L. Robinson Company or Pauly Yates Investment Company should any such claim be allowed; and it is further
         ORDERED that the Debtor shall serve a copy of this order, with attachments, on counsel for the Bank Group, Counsel for the Unsecured Creditors Committee and the Bankruptcy Administrator, and shall serve a copy of this order without attachments on all other parties in interest pursuant to the provisions of the order limiting notice entered herein on May 17, 1999.

DATED:  November 19, 1999                         /s/William L. Stocks
                                                  ------------------------------
                                                  William L. Stocks
                                                  United States Bankruptcy Judge





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